Exhibit 23.1

To the Board of Directors

Health Sciences Group, Inc. and Subsidiaries

Consent of Independent Registered Public Accounting Firm

We consent to the use of our Independent Registered Public Accounting Firm’s Report dated April 15, 2005 covering the consolidated financial statements of Health Sciences Group, Inc. and Subsidiaries for each of the two years in the period ended December 31, 2004 to be included in this Form 10 KSB to be filed with the Commission on April 15, 2005.

/s/  STONEFIELD JOSEPHSON, INC.

CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California

April 15, 2005